AGREEMENT FOR TERMINATION OF LEASE

AND VOLUNTARY SURRENDER OF PREMISES

THIS AGREEMENT FOR TERMINATION OF LEASE AND VOLUNTARY SURRENDER OF PREMISES (this “Agreement”) is made and entered into as of the 14th day of March, 2014, by and between ARE-ACQUISITIONS, LLC, a Delaware limited liability company (“Landlord”), and SIGNAL GENETICS LLC, a Delaware limited liability company (“Tenant”), with reference to the following:

RECITALS

A.           Landlord and Tenant have entered into that Lease Agreement dated as of March 14, 2012 (“Lease”), wherein Landlord leased to Tenant certain premises (“Premises”) located at 1330 Piccard Drive, Rockville, Maryland, as more particularly described in the Lease. All initially capitalized terms not defined specifically herein shall have the meanings set forth in the Lease.

B.           Tenant desires to terminate the Lease, which termination will be earlier than the date of expiration set forth in the Lease.

C.           Landlord is willing to agree to the early termination of the Lease as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, in further consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.          Termination Date. Landlord and Tenant hereby agree to terminate the Lease, subject to Tenant’s satisfaction or Landlord’s waiver of the terms and conditions set forth herein. The termination of the Lease shall be effective as of the date hereof (“Termination Date”).

2.          Termination and Surrender. Tenant represents and warrants that it has vacated or will vacate the Premises on or before the Termination Date. Tenant voluntarily surrenders all rights of possession of the Premises as of the Termination Date. After the Termination Date, Tenant shall have no rights of any kind with respect to the Premises. Tenant agrees to cooperate with Landlord in all matters relating to the surrender of the Premises in accordance with the terms and conditions of the Lease.

3.          No Further Obligations. Landlord and Tenant agree that (i) Landlord and Tenant are excused as of the Termination Date from any further obligations with respect to the Lease, excepting only such obligations under the Lease that are, by their terms, intended to survive termination of the Lease, and as otherwise provided herein, and (ii) nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection any Hazardous Materials (as defined in the Lease) or for violations of any Legal Requirements. Nothing herein shall excuse Tenant from its obligations under the Lease prior to the Termination Date.

4.          Removal of Personal Property. Tenant agrees that the Premises shall be surrendered free of the personal property of Tenant. Any personal property of Tenant remaining in the Premises as of the Termination Date shall be deemed to be abandoned by Tenant, and may be disposed of by Landlord, in Landlord’s sole discretion, without obligation or liability to Tenant.

5.          Release of Liability. As of the Termination Date, Tenant releases and exculpates Landlord from any liability arising from the Lease, and from the termination of the Lease.

6.          Termination Fee. In consideration of Landlord agreeing to the termination of the Lease and as a material inducement for Landlord to execute and deliver this Agreement, Tenant has agreed to pay to Landlord a termination fee in the amount of $565,028.93 (“Termination Fee”). Tenant shall pay the Termination Fee to Landlord in equal monthly installments of $31,390.50 each until Tenant has paid the Termination Fee in full. Each monthly installment is due on the first day of each month, but the first installment shall be due on the Termination Date. If Tenant fails to pay any installment of the Termination Fee within 5 days after the date on which such installment is due, Tenant shall pay to Landlord a late charge equal to 5% of the amount due hereunder. In addition, if Tenant fails to pay any installment of the Termination Fee when due, such unpaid installment shall accrue interest from such due date until the date on which payment is made at an amount equal to the lesser of 10% per annum or the highest rate of interest permitted by the Legal Requirements.

(a)          Landlord shall retain the Security Deposit in the amount of $78,534.33, of which $28,534.33 is in the form of cash and $50,000 is in the form of a Letter of Credit. Tenant shall ensure that the Letter of Credit remains in compliance with the applicable terms and conditions of the Lease (including Section 6) and have an expiry date no earlier than October 31, 2015. If Tenant fails to pay any installment of the Termination Fee when due, Landlord shall have the right to apply all or any portion of the Security Deposit to pay such delinquent installment(s) and the cost of any damage, injury, expense, or liability caused by such delinquency. If Tenant has timely paid all installments of the Termination Fee, Landlord shall credit the cash portion of the Security Deposit against the last installment of the Termination Fee due under this Agreement, which installment is due on September 1, 2015. Within 30 days after Tenant’s payment in full of the Termination Fee and its performance of any other obligations under this Agreement, Landlord shall return the original Letter of Credit (or remaining portion thereof) to Tenant.

7.          No Assignment or Subletting. Tenant represents and warrants that it has not assigned, mortgaged, pledged, encumbered, or otherwise transferred any right, title, or interest in the Lease and that Tenant holds the interest in the Premises set forth in the Lease as of the date hereof.

8.          No Further Modification/Counterparts/Authorization. This Agreement may not be modified or terminated except in writing signed by all parties. This Agreement may be executed in counterparts which, taken together, will constitute one agreement binding on the parties. The persons signing below represent and warrant that they are duly authorized to execute and deliver this Agreement.

9.          Successors and Assigns. The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns.

10.         Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party.

11.         Conflict of Laws. This Agreement shall be governed by the laws of the state in which the Premises are located.

12.         Headings. Section headings in this Agreement are for convenience of reference only, and shall not be construed to affect or modify the substantive meaning of any Section hereof.

13.         Tenant’s Acknowledgment.          Tenant acknowledges that it has read the foregoing provisions, understands them, and is bound by them. Time is of the essence in this Agreement.

14.         Waiver of Jury Trial. LANDLORD AND TENANT EACH IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LEGAL REQUIREMENTS, ANY RIGHT LANDLORD OR TENANT MAY NOW OR HEREAFTER HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE LEASE.

SIGNATURES APPEAR ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first written above.

TENANT:

SIGNAL GENETICS LLC,
a Delaware limited liability company

By:	/s/ Samuel D. Riccitelli	(SEAL)
Name:	Samuel D. Riccitelli
Title:	President & CEO

LANDLORD:

ARE-ACQUISITIONS, LLC,
a Delaware limited liability company,

By:	ARE-QRS CORP.,
a Maryland corporation,
managing member

By:	/s/ Gary Dean	(SEAL)
Name:	Gary Dean
Title:	Vice President of Legal Affairs